UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

POPEYES LOUISIANA KITCHEN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT AND NOTICE OF

2014

ANNUAL SHAREHOLDERS MEETING

400 Perimeter Center Terrace, Suite 1000

Atlanta, Georgia 30346

April 22, 2014

To our Shareholders:

It is our pleasure to invite you to attend our 2014 Annual Meeting of Shareholders which will be held on Thursday, May 22, 2014, at the Hilton Garden Inn Atlanta Perimeter, 1501 Lake Hearn Drive, Atlanta, Georgia 30319. The 2014 Annual Meeting will start at 8:30 a.m., local time.

The ballot for the 2014 Annual Meeting, to which this proxy statement relates, includes a proposal for the election of eight directors nominated to serve on our Board of Directors until the 2015 Annual Meeting, a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014, and a proposal to approve, on an advisory basis, the compensation of the named executive officers as disclosed in the attached proxy statement.

Please note that you will need to show that you are a shareholder of Popeyes Louisiana Kitchen, Inc. to attend the 2014 Annual Meeting. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring that card with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification. You will be able to attend the meeting only if you have either an admission card or proof that you own Popeyes Louisiana Kitchen, Inc. stock.

If you will need special assistance at the meeting because of a disability, please contact our Corporate Secretary, Harold M. Cohen, at (404) 459-4650. Whether or not you plan to attend our annual meeting, you can make certain that your shares are represented at the meeting by promptly completing, signing and returning the enclosed proxy card or voting by Internet or telephone.

Thank you for your support.

Sincerely,

John M. Cranor, III

Chairman of the Board

Popeyes Louisiana Kitchen, Inc.

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Time:	8:30 a.m., local time, on Thursday, May 22, 2014

Place:	Hilton Garden Inn Atlanta Perimeter, 1501 Lake Hearn Drive, Atlanta, Georgia 30319

Items of Business:	(1) To elect eight directors nominated by the Board of Directors to our Board of Directors;

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014;

(3) To approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement; and

(4) To transact such other business properly coming before the meeting or any adjournment thereof.

Who Can Vote:	You can vote if you were a shareholder of record of our common stock, par value $.01 per share, on April 4, 2014.

Annual Report:	A copy of our 2013 Annual Report on Form 10-K is enclosed.

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about April 22, 2014.

By Order of the Board of Directors

Harold M. Cohen, Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of

Shareholders: The proxy statement and annual report are available at

www.edocumentview.com/PLKI

ABOUT THE MEETING

What am I voting on?

You will be voting on the following:

•	To elect eight directors nominated by the Board of Directors to our Board of Directors;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014;

•	To approve the compensation, on an advisory basis, of the named executive officers as disclosed in this Proxy Statement; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

No cumulative voting rights are authorized and dissenter’s rights are not applicable to the matters being voted upon.

Who is entitled to vote?

You may vote if you owned our common stock, par value $.01 per share, as of the close of business on April 4, 2014, the record date. Each share of common stock is entitled to one vote. As of April 4, 2014, we had 23,822,927 shares of common stock outstanding.

How do I vote if I do not plan to attend the meeting?

If you are a registered shareholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•

over the Internet at the web address shown on your proxy card (if you have access to the Internet, we encourage you to vote in this manner; Internet voting is available 24 hours a day and will be accessible until 2:00 a.m. Eastern time on May 22, 2014),

•	by telephone through the number shown on your proxy card (telephone voting is available 24 hours a day and will be accessible until 2:00 a.m. Eastern time on May 22, 2014),
•	by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope, or

•	by attending the annual meeting and voting in person.

If your shares are held in the name of your broker or another nominee, you may be able to grant a proxy to vote via the Internet or telephone. Please see the materials provided by your broker for additional details and voting options available to you.

Please follow the directions on your proxy card carefully.

Can I vote at the meeting?

You may vote your shares at the meeting if you attend in person and the shares are registered in your name. If your shares are held in the name of your broker or another nominee, you may not vote the shares at the meeting unless you obtain a signed proxy from the record holder. Even if you plan to attend the meeting, we encourage you to vote your shares by completing, signing and returning the enclosed proxy card or by Internet or telephone.

Can I change my vote after I return my proxy card or vote by Internet or telephone?

You may change your vote at any time before the polls close at the meeting. You may do this by

(1) submitting a subsequent proxy, by using the Internet, the telephone, or mail,

(2) providing written notice to Harold M. Cohen, Corporate Secretary, revoking your proxy, or

(3) voting in person at the meeting.

Attendance at the meeting will not by itself revoke a proxy.

ABOUT THE MEETING

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain instructions will be voted “For” the election of the director nominees named on pages 6-8 of this proxy statement, “For” the ratification of the independent registered public accounting firm, and “For” the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers, other nominees and/or our transfer agent. Please vote all these shares. We recommend that you contact the record holder of your shares and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Investor Services, LLC, which may be reached at 800-962-4284, or by mail at Computershare Trust Company, N.A., P.O. Box 30170 College Station, Texas 77845.

Can I attend the meeting?

The annual meeting is open to all holders of Popeyes Louisiana Kitchen, Inc. (the “Company” or “PLKI”) common stock. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring it with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification.

May shareholders ask questions at the meeting?

Yes. Representatives of PLKI will answer shareholders’ questions of general interest at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting in person, if you properly return the enclosed proxy card or if you grant a proxy to vote via the Internet or telephone, if permitted to do so. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 4, 2014 must be present at the meeting in person or by proxy. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the eight nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the eight nominees.

The eight nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

ABOUT THE MEETING

In the event that a nominee has a greater number of votes “withheld” for his or her election than votes cast “for” his or her election, such nominee will be required under our Majority Voting Policy, contained in our Principles of Corporate Governance, to submit an offering of resignation for consideration by the Board. We have provided more information about our Majority Voting Policy under the heading “Corporate Governance — Majority Voting Policy.”

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the shares entitled to vote at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

How may I vote on the proposal to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement, and how many votes must the proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of executive compensation;

•	vote AGAINST the approval, on an advisory basis, of executive compensation; or

•	ABSTAIN from voting on the proposal.

The approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this Proxy Statement must receive the affirmative vote of a majority of the votes entitled to vote at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

Will my shares be voted if I do not sign and return my proxy card or vote by Internet or by telephone?

If you are a registered record holder of shares of PLKI and you do not vote by using the Internet, by telephone, or if you received a proxy card by mail, by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented for shareholder consideration at the annual meeting.

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares, even if you do not provide voting instructions. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The ratification of our independent registered public accounting firm is a routine matter.

The election of directors and the approval, on an advisory basis, of the compensation of the named executive officers as described in this proxy statement are “non-routine” matters and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted (“broker non-votes”). We encourage you to provide instructions to your brokerage firm by signing

ABOUT THE MEETING

and returning your proxy. This ensures your shares will be voted at the meeting.

When a brokerage firm votes its customers’ unvoted shares on a routine matter, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on the routine matter.

Can my shares be voted on matters other than those described in this proxy statement?

Yes. We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

BOARD OF DIRECTORS INFORMATION

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has nine members. After nearly eighteen years of distinguished service, Kelvin J. Pennington is retiring from the Board of Directors following the expiration of his current term and will not stand for re-election. We thank Kelvin for his leadership and many valued contributions to PLKI. Given Mr. Pennington’s decision to retire, the Board of Directors is evaluating what it believes the optimal size and composition of the Board should be. We expect the Board of Directors will reduce the size of the Board to eight members on an interim basis and expect that the Board may elect another director over the course of the year. The eight current members of the Board of Directors other than Mr. Pennington will stand for election at the annual meeting.

Our Board of Directors has determined that the following eight directors are independent within the meaning of applicable Nasdaq Global Market rules: Krishnan Anand, Victor Arias, Jr., Carolyn Hogan Byrd, John M. Cranor, III, R. William Ide, III, Joel K. Manby, Kelvin J. Pennington and Martyn R. Redgrave. Cheryl A. Bachelder is currently our CEO and therefore she is not independent within the meaning of applicable Nasdaq Global Market rules.

Each director stands for election each year.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies voted in favor of the original nominee may be voted for a substitute director nominated by the Board of Directors.

How often did the Board meet in fiscal 2013?

In fiscal 2013, the Board of Directors met five times. Each director attended at least 75% of the meetings of the Board and of the committees of which he or she was a member in fiscal 2013.

Does PLKI have a policy with regard to Board members’ attendance at the annual shareholders meetings?

Our directors are encouraged, but not required, to attend the annual shareholders meeting. All eight directors then serving on our Board attended the 2013 annual shareholders meeting.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Who are this year’s nominees?

There are eight directors nominated by the Board of Directors who are standing for election this year to hold office until the 2015 annual meeting of shareholders and until their successors are elected. Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Corporate Governance and Nominating Committee and Board in determining that the nominee should serve as a director appear below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance and Nominating Committee”.

Krishnan Anand, age 56, has served as a director since November 2010. Since December 2009, Mr. Anand has served as president of the International Division and Head of Global Strategy/M&A of Molson Coors Brewing Company in Denver, Colorado. Prior to joining Coors, Mr. Anand served from 1997 to 2009 in a number of senior marketing and management positions with The Coca-Cola Company, most recently as President of the Philippines Business Unit in Manila, Philippines. From 1980 to 1997, Mr. Anand served in various managerial positions with Unilever plc in India.

Mr. Anand brings to the Board, among other skills and qualifications, broad management and marketing experience in international business, as well as his track record of judgment and achievement, as demonstrated during a 33 year career in leadership positions at major international companies in the consumer products industry. Mr. Anand’s experience and skills make him valuable to the Board as a member of our People Services (Compensation) Committee and our Corporate Governance and Nominating Committee.

Victor Arias, Jr., age 57, has served as a director since May 2001. Since May 2007,

Mr. Arias has been a senior client partner with Korn Ferry International, an executive search firm. From November 2004 until May 2007, Mr. Arias was a partner with Heidrick & Struggles, an executive search firm. From April 2002 until November 2004, Mr. Arias was an executive search consultant with Spencer Stuart. He is a trustee emeritus of Stanford University.

Mr. Arias brings to the Board, among other skills and qualifications, extensive management and operational expertise, as well as his track record of judgment and achievement, as demonstrated by his leadership positions as a partner at several international executive search firms and a senior executive at several national real estate companies. Mr. Arias’ experience and skills make him valuable to the Board as chair of our People Services (Compensation) Committee and as a member of our Corporate Governance and Nominating Committee.

Cheryl A. Bachelder, age 57, has served as a Director since November 2006. Since November 2007, Ms. Bachelder has served as our Chief Executive Officer. Ms. Bachelder also served as our President from November 2007 until March 2012. Ms. Bachelder currently serves as a member of the Pier 1 Imports, Inc. Board of Directors and she also serves as the chair of its Compensation Committee. Ms. Bachelder serves on the Advisory Board of APFI, the franchising venture of Procter & Gamble. From July 2006 until February 2013, she served as a member of the True Value Company Board of Directors. From May 2009 until December 2012, Ms. Bachelder served as a member of the National Restaurant Association Board of Directors. Ms. Bachelder served as the President and Chief Concept Officer of KFC Corporation from 2001 to 2003. From 1995 to 2000, Ms. Bachelder was Vice President, Marketing and Product Development for Domino’s Pizza, Inc.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Ms. Bachelder brings to the Board, among other skills and qualifications, her experience in the leadership position as CEO of our Company, as well as her track record of judgment, achievement and leadership, as demonstrated during a 18 year career in the Quick Service Restaurant industry in leadership positions at major restaurant companies and over 34 years of proven operational and managerial experience in the retail and consumer products industries.

Carolyn Hogan Byrd, age 65, has served as a director since May 2001. Ms. Byrd founded GlobalTech Financial, LLC, a financial services and consulting company headquartered in Atlanta, Georgia, in May 2000 and currently serves as chairman and chief executive officer. From November 1997 to October 2000, Ms. Byrd served as president of The Coca-Cola Financial Corporation. From 1977 to 1997, Ms. Byrd served in a variety of domestic and international positions with The Coca-Cola Company. In addition to serving as chairman of the Board of Directors of Global Tech Financial, LLC, Ms. Byrd currently serves on the Boards of Directors of Federal Home Loan Mortgage Corporation and Regions Financial Corporation. Ms. Byrd previously served on the Boards of Directors of the St. Paul Companies, Inc., Circuit City Stores, Inc., Reliastar Financial, ING Americas and RARE Hospitality, Inc.

Ms. Byrd brings to the Board, among other skills and qualifications, extensive management, financial, and board level expertise, as well as her track record of judgment and achievement, as evidenced by leadership positions as chairman and chief executive officer of a financial services company, and president of the financial division of a global beverage company. Further, her service as a director of other public companies provides her with broad experience as well as skills that make her valuable to the Board as chair of our Corporate Governance and Nominating Committee and a member of our Audit Committee.

John M. Cranor, III, age 67, has served as a director since November 2006 and Chairman of our Board since November 2007. From 2003 until 2008, Mr. Cranor served as the President and Chief Executive Officer of the New College Foundation, affiliated with the New College of Florida in Sarasota. From 2000 to 2003, Mr. Cranor was a managing General Partner of Yearling Fund, LLC, an early stage investment fund. He currently continues to serve as a Limited Partner in the Yearling Fund. From 1996 to 1999, Mr. Cranor served as Chairman, President and Chief Executive Officer of Long John Silver’s Restaurants, Inc. From 1989 to 1994, Mr. Cranor was President and Chief Executive Officer of KFC Corporation.

Mr. Cranor brings to the Board, among other skills and qualifications, broad managerial and operational experience as well as his track record of judgment and achievement, as demonstrated by his leadership positions as president and chief executive officer of major Quick Service Restaurant companies, as well as broad corporate experience and executive skills that make him valuable to the Board as Chairman of the Board and as a member of our Corporate Governance and Nominating Committee.

R. William Ide, III, age 73, has served as a director since August 2001. Mr. Ide currently is a partner with the law firm of McKenna Long Aldridge, a national law firm. Mr. Ide is a former Senior Vice President, Secretary and General Counsel of Monsanto Corporation, former Counselor to the United States Olympic Committee and was president of the American Bar Association. Mr. Ide is a former member of the board of directors of the Albemarle Company. He is currently serving as chairman of the Executive Committee of the board of directors of East-West Institute. Mr. Ide also serves as a trustee of Clark Atlanta University and as chairman of the Conference Board’s Governance Center Advisory Board.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Mr. Ide brings to the Board, among other skills and qualifications, over 42 years of experience in corporate and securities laws, investment banking, and corporate governance matters, as well as his track record of judgment and achievement, as demonstrated by his experience as a leading partner in a national law firm and general counsel of a worldwide chemical company, and as president of the American Bar Association. Further, his service as chairman of the Conference Board’s Governance Center Advisory Board and his service as a director of other public companies make him valuable to the Board as a member of our Corporate Governance and Nominating Committee and as a member of our Audit Committee.

Joel K. Manby, age 54, has served as a director since he was appointed by the Board in September 2013. Mr. Manby is currently President and Chief Executive Officer of Herschend Family Entertainment Corporation (HFE), the largest family-owned attractions company in the U.S. with such brands as the Harlem Globetrotters, Dollywood, Silver Dollar City, Stone Mountain Park, Newport Aquarium, Adventure Aquarium, and Pirate’s Voyage Dinner Theater. He has served in that capacity since 2003. Mr. Manby also currently serves as a member on the National Board of The Salvation Army. Prior to joining HFE, Mr. Manby spent almost 20 years in the auto industry in general management and marketing roles, primarily at General Motors in the Saturn and Saab divisions. Mr. Manby served as CEO of Saab Cars USA from 1996 to 2002. Mr. Manby was recommended for appointment by a search firm.

Mr. Manby brings to the Board, among other skills and qualifications, broad management and operations experience, as well as his track record of judgment and achievement, as demonstrated during a distinguished career in leadership positions at major companies in the entertainment and automobile industries. Mr. Manby’s varied experience and skills make him valuable to the Board.

Martyn R. Redgrave, age 61, has served as a director since he was appointed by the Board in October 2013. Mr. Redgrave is currently a Senior Advisor to Limited Brands, Inc. From March 2005 until August 2012, Mr. Redgrave served as Executive Vice President and Chief Administrative Officer of Limited Brands, Inc. Mr. Redgrave has been a member of the Board of Directors of Deluxe Corporation since August 2001. Since August 2012, he has served as the Non-Executive Chairman of the Board of Directors of Deluxe Corporation. Mr. Redgrave was recommended for appointment by a search firm.

Mr. Redgrave brings to the Board, among other skills and qualifications, broad managerial and operational experience as well as his track record of judgment and achievement, as demonstrated by his leadership positions as executive vice president and chief administrative officer of a major international retail company, as well as broad corporate experience and established board skills that make him valuable to the Board.

THE BOARD OF DIRECTORS OF

THE COMPANY RECOMMENDS THAT

THE SHAREHOLDERS VOTE FOR THE

ELECTION OF THESE

DIRECTORS

BOARD OF DIRECTORS COMMITTEES

What are the committees of the Board?

Our Board of Directors currently has the following committees and membership:

Name of Committee and Members	Primary Functions of the Committee	Number of Meetings in Fiscal 2013

Executive:
John M. Cranor, III, Chair Cheryl A. Bachelder R. William Ide, III Kelvin J. Pennington	• Exercises the authority of the full Board between Board meetings	0

Audit:
Kelvin J. Pennington, Chair Carolyn Hogan Byrd R. William Ide, III	• Oversees the Company’s financial reporting process and systems of internal controls on behalf of the Board of Directors • Selects and oversees independent auditors • Receives, accepts and reviews the report of independent auditors • Oversees performance of the Company’s internal audit function	5

People Services (Compensation):
Victor Arias, Jr., Chair Krishnan Anand Kelvin J. Pennington	• Reviews and recommends compensation of executive officers and directors, and sets the CEO’s annual compensation • Makes grants of stock awards to officers and employees pursuant to stock plans • Oversees the administration of stock and bonus plans	4

Corporate Governance and Nominating:
Carolyn Hogan Byrd, Chair Krishnan Anand Victor Arias, Jr. John M. Cranor, III R. William Ide, III	• Takes a leadership role in shaping the Company’s corporate governance policies • Considers, reviews, evaluates and recommends director-nominees to the Board • Establishes minimum qualifications for director-nominees • Reviews director-nominees submitted by shareholders • Develops and facilitates continuing education program for directors • Makes recommendations to the Board with respect to strategic plans, including potential mergers and acquisitions and financing alternatives	5

The charters that have been adopted for each of the Audit, People Services (Compensation) and Corporate Governance and Nominating Committees are available on the Investor Relations page on our website at http://investor.popeyes.com. Our Board of Directors has determined that all members of the People Services (Compensation) Committee are independent within the meaning of applicable Nasdaq Global Market rules. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis.”

AUDIT COMMITTEE REPORT AND
AUDIT FEES

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the committee are currently Kelvin J. Pennington (Chair), Carolyn Hogan Byrd, and R. William Ide, III. Our Board of Directors has determined that all of the Audit Committee members are independent within the meaning of the applicable rules of the Securities and Exchange Commission (the “SEC”) and Nasdaq Global Market.

Our Board of Directors has determined that Mr. Pennington is an audit committee financial expert within the meaning of applicable SEC rules.

What document governs the activities of the Audit Committee?

The Audit Committee acts under a written charter adopted by our Board that sets forth the committee’s responsibilities and duties, as well as requirements for the committee’s composition and meetings. The Audit Committee charter is available on our website at http://investor.popeyes.com.

What is the relationship between the Audit Committee, PLKI’s management and the independent registered public accounting firm?

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. PLKI’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, in addition to auditing the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of these processes, and also to exercise certain responsibilities which it must undertake as a committee of independent directors. The Audit Committee is not professionally engaged in the practice of accounting or auditing and its members are not necessarily experts in the fields of accounting or auditing, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

What has the Audit Committee done with regard to our audited financial statements for fiscal 2013?

The Audit Committee has:

•	reviewed and discussed the audited financial statements with PLKI’s management and internal auditors;

•	been provided with management’s representation to the Audit Committee that the PLKI financial statements have been prepared in accordance with generally accepted accounting principles;

•

discussed with PricewaterhouseCoopers LLP, independent registered public accounting firm for PLKI’s fiscal year ending December 29, 2013, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU, Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	reviewed the Company’s system of internal controls with management and PricewaterhouseCoopers LLP.

In addition, the Audit Committee has reviewed the Company’s compliance with Sarbanes-Oxley 404 requirements, which requires management

AUDIT COMMITTEE REPORT AND
AUDIT FEES

to establish and maintain an adequate internal control structure and procedures for financial reporting.

Has the Audit Committee considered the independence of PLKI’s registered public accounting firm?

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and the applicable requirements of the SEC. The Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2013?

Based upon and in reliance on the representations of and discussions with management, internal auditors and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for PLKI be included in PLKI’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013 for filing with the SEC.

Has the Audit Committee reviewed the fees paid to the independent auditors?

The Audit Committee has reviewed, discussed and approved the fees paid to PricewaterhouseCoopers LLP during fiscal years 2013 and 2012 for audit and non-audit services, which are set forth below under “Fees Paid to Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services are compatible with the firm’s independence.

Is the Audit Committee required to pre-approve all services provided by the independent registered public accounting firm?

Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by the independent auditors and no such services shall be performed unless permitted by SEC rules.

Who prepared this report?

This report has been furnished by the members of the Audit Committee:

Kelvin J. Pennington, Chair

Carolyn Hogan Byrd

R. William Ide, III

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

PricewaterhouseCoopers LLP billed us aggregate fees and expenses of $733,600 for the integrated annual audit of our 2013 financial statements, and billed us aggregate fees and expenses of $588,925 for the integrated annual audit of our 2012 financial statements.

Audit-Related Fees

None.

Tax Fees

PricewaterhouseCoopers LLP billed us aggregate fees and expenses of $97,241 and $119,029 for 2013 and 2012, respectively, for assistance with the preparation of our 2012 federal and state tax returns, federal and state income tax examinations, and other tax accounting services.

All Other Fees

PricewaterhouseCoopers LLP billed us $4,500 for non-audit related services in 2013 and $4,500 for non-audit related services in 2012.

CORPORATE GOVERNANCE

Our Board has adopted Principles of Corporate Governance. The Principles of Corporate Governance are available on the Investor Relations page of our website at http://investor.popeyes.com. The charters of the Audit Committee, People Services (Compensation) Committee, and Corporate Governance and Nominating Committee are also available on the Investor Relations page of our website. Our Board has adopted the PLKI Honor Code (the “Honor Code”), which applies to all officers and employees. Additionally, our Board has adopted a Code of Conduct for the Board of Directors (the “Directors Code”). The Honor Code and the Directors Code reflect our commitment to conduct our business in accordance with the highest ethical principles. Our Honor Code and our Directors Code are available on the Investor Relations page of our website at http://investor.popeyes.com. Copies of our Principles of Corporate Governance, Directors Code, committee charters and Honor Code are also available upon written request to Popeyes Louisiana Kitchen, Inc., 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346, Attention: Corporate Secretary.

Any shareholder or interested party who wishes to communicate directly with our Board, or an individual member of our Board, may do so in writing to Popeyes Louisiana Kitchen, Inc. Board of Directors, c/o Corporate Secretary, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service) and will make the communications available to the directors upon request.

Incentive-Based Compensation Recoupment (“Clawback”) Policy

Our Board has adopted an incentive-based compensation recovery policy for executive officers. If we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, we will seek to recover incentive-based compensation (including stock options) from any of our current or former executive officers who (a) received incentive-based compensation during the three-year period preceding the date on which we announce we are required to prepare the accounting restatement and (b) engaged in misconduct or negligent conduct resulting, directly or indirectly, in our being required to prepare the accounting restatement. We will seek to recover the excess of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement.

Majority Voting Policy

Our Board has adopted a Majority Voting Policy as part of our Principles of Corporate Governance. Under our Majority Voting Policy, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withhold Vote”) in an uncontested election of directors must tender to the Board his or her offer of resignation within five days following certification of the shareholder vote. The Corporate Governance and Nominating Committee will promptly consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the tendered offer of resignation. The Board will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will then promptly disclose its decision regarding whether to accept the director’s resignation offer, including its rationale, in a report furnished to or filed with the SEC.

CORPORATE GOVERNANCE

The Corporate Governance and Nominating Committee in making its recommendation, and the Board in making its decision, will each consider the best interests of the Company and our shareholders and may each consider any other factors or other information that it considers appropriate and relevant, including but not limited to:

•	the stated reasons, if any, why shareholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to the Company; and

•

the overall composition of the Board and its committees, including whether, if the offer of resignation is accepted, the Company will no longer be in compliance with any applicable law, rule, regulation or governing document.

Any director who tenders his or her offer of resignation under our Majority Voting Policy will not participate in the Corporate Governance and Nominating Committee deliberation or recommendation or Board deliberation or action regarding whether to accept the resignation offer. If a majority of the Corporate Governance and Nominating Committee received a Majority Withhold Vote in the same election, then the independent directors (other than those who received a Majority Withhold Vote in that election) will instead appoint a committee among themselves to consider the resignation offers and recommend to the Board whether to accept them. If, however, the independent directors who did not receive a Majority Withhold Vote constitute two or fewer directors, all independent directors may participate in the action regarding whether to accept the resignation offers, except that each director who has tendered his or her offer of resignation will recuse himself or herself from the deliberations and voting with respect to his or her individual offer to resign.

If a director’s resignation offer is not accepted by the Board, that director will continue to serve for the term for which he or she was elected and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation offer is accepted by the Board, then the Board, in its sole discretion, in accordance with our bylaws, may fill any resulting vacancy or may decrease the size of the Board.

BOARD LEADERSHIP STRUCTURE

Since 2007, one of our independent directors, Mr. Cranor, has served as the independent Chairman of our Board. We believe this board leadership structure, with an independent director serving as chairman, is currently best for our Company and our shareholders.

We believe that the Chief Executive Officer is responsible for the day-to-day leadership and management of the Company, and that the Chairman’s responsibility is to provide oversight, direction and leadership of the Board. As directors continue to have more oversight responsibilities, we believe it is beneficial to have an independent Chairman whose primary responsibility is leading the Board. Pursuant to our Principles of Corporate Governance and our Bylaws, the independent Chairman will establish the agenda for each Board meeting, determine the length of the meetings, chair the Board meetings and executive sessions of the Board, and in consultation with the Chief Executive Officer determine appropriate ways to facilitate interaction between the directors and management. By delineating the role of the Chairman position and separating it from the role of the Chief Executive Officer, we attempt to ensure there is no duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides the most effective leadership of our Board, while positioning our Chief Executive Officer as the leader of the Company to our shareholders, franchisees, employees, business partners, and other stakeholders.

BOARD’S ROLE IN RISK OVERSIGHT

Our Board is responsible for overseeing the Company’s risk management function. The Board delegates some of its risk oversight role to the Audit Committee, the People Services (Compensation) Committee, and to the Corporate Governance and Nominating Committee. Under its charter, the Audit Committee is responsible for oversight of our risk assessment programs and risk management strategies, including our corporate compliance programs and internal audit. Under its charter, the People Services (Compensation) Committee sets the overall compensation strategy and compensation policies for the Company’s senior executives, including the mitigation of pay practices that could encourage excessive risk taking. Under its charter, the Corporate Governance and Nominating Committee is responsible for reviewing and monitoring the business risks to the Company’s strategies, communicating to management the views of the Board with respect to the types and level of risks to be undertaken by the Company, and overseeing the risk management undertaken by the Company. In addition to the activities of the Audit Committee, the People Services (Compensation) Committee and the Corporate Governance and Nominating Committee, the full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed. The Board receives reports on enterprise risk management from senior officers of the Company and from the Chairs of the Audit Committee and the Corporate Governance and Nominating Committee, as well as from outside advisors. The Board believes that the enterprise risk management process in place enables the Board to effectively oversee the Company’s risk management function. The full Board and the People Services (Compensation) Committee are also involved in activities related to CEO and management succession.

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

Carolyn Hogan Byrd is the chair and Krishnan Anand, Victor Arias, Jr., John M. Cranor, III, and R. William Ide, III are members of our Corporate Governance and Nominating Committee. We have posted the Corporate Governance and Nominating Committee’s charter in the Investor Relations sections on our website at http://investor.popeyes.com. Our Board of Directors has determined that all members of the Corporate Governance and Nominating Committee are independent within the meaning of the applicable Nasdaq Global Market rules. The purpose of the Corporate Governance and Nominating Committee is (1) to identify individuals qualified to become members of our Board of Directors and to recommend to the Board of Directors nominees for election in connection with our annual meeting of shareholders, (2) to develop and recommend to the Board of Directors our Principles of Corporate Governance and to take a leadership role in shaping our corporate governance policies, (3) to make recommendations to the Board of Directors with respect to our strategic plans and (4) such other responsibilities and duties as may, from time to time, be delegated to the Committee by the Board of Directors.

One responsibility of the Corporate Governance and Nominating Committee is to establish criteria for evaluating persons to be nominated for election to our Board of Directors and its committees. Under the Corporate Governance and Nominating Committee Charter, these criteria include, at a minimum, the depth of a candidate’s experience and availability, the balance of his or her business interests and experience and the need for any required expertise on our Board of Directors or one of its committees. Furthermore, the Principles of Corporate Governance adopted by our Board of Directors provide that independent directors should be persons with broad training, knowledge and experience in business, finance, education, government or other professions or vocations who have earned distinction in their chosen fields, and those Principles of Corporate Governance also provide that the composition of our Board of Directors should reflect ethnic and gender diversity, as well as diversity of expertise in areas that will foster our business success. The Corporate Governance and Nominating Committee considers all of these criteria in selecting nominees and in the future may establish additional minimum criteria for nominees.

The Corporate Governance and Nominating Committee has not adopted a specific policy regarding the consideration of shareholder director nominees, but its general policy is to welcome prospective nominees recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to Popeyes Louisiana Kitchen, Inc., Attention: Corporate Secretary, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346. Submissions must include sufficient biographical information concerning the recommended individual, including age, five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand financial statements, accompanying footnotes and public filings, and Board memberships (if any) for the Committee to consider as well as any other requirements under our bylaws. The Corporate Governance and Nominating Committee will evaluate all prospective nominees in the same manner, whether or not the nominee was recommended by a shareholder.

The Corporate Governance and Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

incumbent directors and a determination of whether our Board of Directors or its committees have specific unfulfilled needs. The Corporate Governance and Nominating Committee then considers prospective nominees identified by the Committee, other directors, our executive officers and shareholders, and in some cases, a third party search firm engaged by the Committee to assist in identifying candidates. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications, interviews with several board members, and discussions of the Committee and the full board. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board of Directors and its committees.

The Corporate Governance and Nominating Committee or a subcommittee of its members then selects nominees to recommend to our Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees.

The Corporate Governance and Nominating Committee’s responsibilities also include:

•

Considering suggestions by our Chairman of the Board of Directors for directors to serve on Board committees, including the chair of each committee, and recommending to the Board of Directors the members and chair of all standing committees;

•	Annually developing and overseeing an evaluation of our full Board of Directors and individual members of our Board of Directors;

•	Overseeing the implementation of the Company’s strategic plans approved by the Board, and reviewing and monitoring the business risks to our strategies;
•	Communicating to management the views of the Board with respect to the types and levels of risks to be undertaken by the Company, and overseeing the risk management undertaken by the Company;

•	Reviewing director compliance with stock ownership policies and guidelines;

•	Assisting our Board of Directors with development of responsibilities of directors;

•	Establishing and maintaining a director orientation program for new directors, and developing, or making available, a continuing education program conducted for all directors;

•	Assisting our Board of Directors with its responsibilities for oversight of our Honor Code, and reviewing the Company’s evaluation of compliance with our Honor Code;

•	Reviewing any conflicts of interest involving our officers or members of our Board of Directors;

•	Assisting our Board of Directors with oversight of the Company’s policies;

•	Periodically reviewing the Company’s report on significant litigation;

•	Reviewing the independence of each of our directors;

•	Reviewing the continued appropriateness of Board membership when one of our directors changes the position he or she held when elected or appointed to the Board; and

•

Reviewing and discussing with appropriate members of management the development of the Company’s strategic plans, and making recommendations to our Board of Directors with respect to our strategic plans, including potential mergers, acquisitions and divestitures, as well as financing alternatives.

STOCK OWNERSHIP

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of January 31, 2014 by:

•	each shareholder known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after January 31, 2014, and restricted stock units and restricted stock that vests within 60 days after January 31, 2014, are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is: c/o Popeyes Louisiana Kitchen, Inc., 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346.

The percentages of common stock beneficially owned are based on 24,050,172 shares of common stock outstanding as of January 31, 2014.

Name	Shares Beneficially Owned	Percentage of Class
Directors and Named Executive Officers:
Cheryl A. Bachelder	345,437	1.4%
Ralph Bower	68,283	*
H. Melville Hope, III	43,100	*
Richard H. Lynch	91,418	*
Harold M. Cohen	9,420	*
Andrew G. Skehan	1,977	*
Krishnan Anand(1)	10,231	*
Victor Arias, Jr.(2)	33,163	*
Carolyn Hogan Byrd(3)	33,163	*
John M. Cranor, III(4)	31,280	*
R. William Ide, III(5)	33,163	*
Joel K. Manby(6)	0	*
Kelvin J. Pennington(7)	33,163	*
Martyn R. Redgrave(8)	0	*

All directors and executive officers as a group (14 persons)(9)	733,798	3.1%

Five Percent Shareholders:
BlackRock, Inc.(10)	1,587,350	6.60%
Columbia Wanger Asset Management, LLC(11)	2,050,000	8.52%
The Vanguard Group, Inc.(12)	1,406,087	5.85%
Renaissance Technologies LLC(13)	1,350,644	5.62%

STOCK OWNERSHIP

*	Less than 1% of the outstanding shares of common stock.

(1)	Mr. Anand’s business address is Molson Coors Brewing Company, 1225 17th Street, Suite 3200, Denver, Colorado 80202.

(2)	Mr. Arias’ business address is Korn Ferry International, 2100 McKinney, Suite 1800, Dallas, Texas 75201.

(3)	Ms. Byrd’s business address is GlobalTech Financial, LLP, 2839 Paces Ferry Road, Suite 810, Atlanta, Georgia 30339.

(4)	Mr. Cranor’s business address is 400 Perimeter Center Terrace, NE, Suite 1000, Atlanta, Georgia 30346.

(5)	Mr. Ide’s business address is McKenna Long & Aldridge, LLP, 303 Peachtree Street NE, Suite 5300, Atlanta, Georgia 30308.

(6)	Mr. Manby’s business address is Herschend Family Entertainment, 5445 Triangle Parkway, Suite 200, Norcross, Georgia 30092.

(7)	Mr. Pennington’s business address is PENMAN Partners, 30 North LaSalle Street, Suite 1402, Chicago, Illinois 60602.

(8)	Mr. Redgrave’s business address is 400 Perimeter Center Terrace, NE, Suite 1000, Atlanta, Georgia 30346.

(9)	There are no shares of restricted stock units that will vest within 60 days of January 31, 2014 included in the calculation of shares owned by directors and executive officers as a group.

(10)	Represents shares of common stock beneficially owned by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 1,501,536 shares and sole dispositive power with respect to 1,587,350 shares. This information is included in reliance upon a Schedule 13G/A filed with the SEC on January 28, 2014. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(11)	Represents shares of common stock beneficially owned by Columbia Wanger Asset Management, LLC (“Columbia”). Columbia has sole voting power with respect to 2,000,000 shares and sole dispositive power with respect to 2,050,000 shares. The number of shares beneficially owned includes shares held by Columbia Acorn Fund, a Massachusetts business trust that is managed by Columbia. This information is included in reliance upon a Schedule 13G/A filed with the SEC on February 6, 2014. The address of each of Columbia and Columbia Acorn Fund is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(12)	Represents shares of common stock beneficially owned by The Vanguard Group, Inc. (“Vanguard”). Vanguard has sole voting power with respect to 33,527 shares, sole dispositive power with respect to 1,374,260 shares, and shared dispositive power with respect to 31,827 shares. This information is included in reliance upon a Schedule 13G/A filed with the SEC on February 10, 2014. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(13)	Represents shares of common stock beneficially owned by Renaissance Technologies LLC (“Renaissance”). Renaissance has sole voting power with respect to 1,196,814 shares, sole dispositive power with respect to 1,284,744 shares and shared dispositive power with respect to 65,900 shares. This information is included in reliance upon Schedule 13G filed with the SEC on February 13, 2014. The address of Renaissance is 800 Third Avenue, New York, New York 10022.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis, or CD&A, describes our 2013 executive compensation program. It summarizes our executive compensation structure, including design enhancements following our 2013 Say-on-Pay vote, and our shareholder outreach efforts. This CD&A is intended to be read in conjunction with the tables beginning on page 37, which provide detailed historical compensation information for our following named executive officers, or NEOs.

Name	Title
Cheryl A. Bachelder	Chief Executive Officer
Ralph Bower	President — U.S.
H. Melville Hope, III	Chief Financial Officer
Richard H. Lynch	Chief Brand Experience Officer
Harold M. Cohen	General Counsel, Chief Administrative Officer & Corporate Secretary

2013 Business Performance Highlights

For five years running, our strategic roadmap has been the foundation for our consistent industry-leading results. It encompasses the four things that a great chain restaurant company must do to be successful:

•	Build a Distinctive Brand;

•	Create Memorable Experiences;

•	Grow Restaurant Profits; and

•	Accelerate Quality Restaurant Openings.

By remaining focused on these four pillars, we continue to deliver exceptional results. It’s this discipline that has allowed us to continue to grow, take market share from our competition and drive continuous improvements in our guest experience.

Our 2013 results speak to the success of our team and our franchise owners.

•	Domestic same-store sales grew for the fifth consecutive year and international same-store sales grew for the seventh consecutive year.

•	We added 126 net restaurants to our global footprint for a total of 2,225 and a system growth rate of approximately 6%.

•

In 2013, Popeyes’ system-wide sales increased 8.2%, driven largely by global same-store sales performance and the sales in our new restaurants. Global same-store sales increased 3.7%, compared to 6.9% last year. Domestic same-store sales were up 3.6% on top of a 7.5% increase last year.

•	We reported net income of $34.1 million, or $1.41 per diluted share. Our adjusted earnings per diluted share were $1.43 compared to $1.24 in 2012.[1]

[1]	See the heading entitled “Management’s Use of Non-GAAP Financial Measures” contained in Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2013 Annual Report on Form 10-K.

Our executive compensation structure consists of three primary components: base salary, annual cash incentive awards, and long-term equity incentives. Within the long-term incentive component, we utilize a balanced portfolio approach of performance shares (65% weight — based on three-year performance criteria) and stock options (35% weight).

Executive Summary

Executive Summary

2013 Say-on-Pay Vote — Our Response

At the 2013 Annual Meeting of Shareholders, the advisory vote to approve the executive compensation program for our NEOs received strong support (95.2% of votes on that issue). Management and the People Services (Compensation) Committee (the “Committee”) considered this strong support of the current pay structure in their compensation program discussions throughout 2013. The Committee is dedicated to continuous improvement to the executive pay program, consistent with its overall compensation strategy, and will continue to review and evaluate market trends and best practices in designing and implementing elements to our compensation program.

2013 Corporate Governance Highlights

What We Do (Best Practice)	What We Don’t Do / Don’t Allow

✓  Separate the roles of Chairman and Chief Executive Officer

✓  Enforce strict insider trading policies, an incentive plan clawback policy, and blackout periods for executives and directors

✓   Set stock ownership guidelines for executives and directors

✓   Review tally sheets for executives

✓   Target total compensation at the size-adjusted 50th percentile

✓   Disclose performance goals for 2013 incentive payments

✓   Set maximum payout caps on our annual and long-term incentives

✓   Pay for performance with 73% of our Chief Executive Officer’s total pay opportunity being performance-based “at risk” compensation

✓   For our performance share plan, we use a combination of financial measures and total shareholder return, and set target value at 65% of our total long-term incentive opportunity

✓   Limit perquisites and other benefits, and do not include tax gross-ups (other than grandfathered agreements)

✓   Incorporate general severance and change-in-control provisions that are consistent with market practice, including double-trigger requirements for change-in-control protection

✓   Perform an annual compensation risk assessment

✓   Hire an independent consultant reporting directly to the Committee

✓   No hedging or pledging of company stock by executives or directors

✓   No dividends are paid on unearned performance shares

✓   No single-trigger or modified single-trigger change-in-control arrangements

✓   No change-in-control severance multiple in excess of three times salary and target bonus

✓   No future excise tax gross-ups upon a change in control (except for current grandfathered arrangements)

✓   No re-pricing or cash buyout of underwater stock options is allowed

✓   No enhanced retirement formulas

✓   No guaranteed compensation

✓   No market timing with granting of equity awards

2013 NEO Compensation Highlights — Target Compensation

Pay Component	Summary
Base Salary

•   At the February 2013 meeting, the Committee reviewed competitive market data and individual performance evaluations. The Committee approved base salary increases for Ms. Bachelder (3.7%), Mr. Cohen (2.3%), and Mr. Lynch (2.4%). Base salaries for Mr. Bower and Mr. Hope were not changed.

•   At the November 2013 meeting, the Committee reviewed competitive market data and approved a 9.5% increase for Mr. Lynch to account for enhanced strategic planning responsibilities.

Target Annual Cash Incentive	• NEO target annual cash incentive awards (as a percent of salary) did not change in 2013. • Our 2013 Annual Incentive Plan design did not change.

Long-Term Incentives (“LTI”)

•   Our 2013 LTI value mix did not change: 65% performance shares and 35% stock options

•   At the February 2013 meeting, the Committee reviewed competitive market data to determine 50th percentile values. Except for Ms. Bachelder, modest adjustments were made to each of our NEOs’ target values to maintain a competitive standing for total compensation opportunity.

•   Ms. Bachelder: Target LTI value changed from $1.1M to $1.2M.

Total Compensation	Targeted total compensation opportunity is the size-adjusted 50th percentile of our compensation peer group.

2013 NEO Compensation Highlights — Actual Compensation

The Committee approved the following compensation items in 2013:

Actual Annual Incentive Awards:    At the start of each fiscal year, the Committee approves annual incentive compensation targets (as a % of base salary), based on a review of competitive market data, management’s recommendations, and other relevant factors. The 2013 annual incentive targets for our NEOs are as follows:

Name	Target
Cheryl A. Bachelder	100% of Base Salary
Ralph Bower	60% of Base Salary
H. Melville Hope, III	60% of Base Salary
Harold M. Cohen	60% of Base Salary
Richard H. Lynch	60% of Base Salary

The following summarizes the 2013 annual incentive awards earned based on actual performance, as compared to the target opportunity for each NEO:

Name	Actual Incentive Award ($)	Target Incentive Award ($)	Percent of Target Incentive Award
Cheryl A. Bachelder	$729,400	$700,000	104%
Ralph Bower	$217,944	$216,000	101%
H. Melville Hope, III	$206,316	$198,000	104%
Richard H. Lynch	$210,101	$202,800	104%
Harold M. Cohen	$195,062	$187,000	104%

Long-Term Incentives (“LTI”)

•  2013 LTI grant values:    The Committee approved a 2013 grant value for Ms. Bachelder that was 9% above the prior year to recognize superior individual and Company performance.

•  Earned amounts — performance share grant (previous program):    Our previous performance share program was replaced starting in 2012. The previous program divided grants into three annual tranches. The 2013 tranche of the 2011-2013 performance cycle was the final grant under that program, with vesting subject to 2013 earnings before interest, taxes, depreciation and amortization, and other expenses (income), net (EBITDA) performance.

The 2013 EBITDA performance target was $63.8M. We achieved EBITDA of $65.2M, or 102% of target. Based on the funding scale approved by the Committee for 2013, 106% of the targeted performance shares for the 2013 tranche were earned. All shares earned for the 2011-2013 grant tranches are vested because the full three-year performance period has ended.

•  Earned amounts — performance share grant (current program):    Our current program commenced in 2012 and covers three-year cumulative EBITDA performance and three-year total shareholder return (TSR) performance against a broad group of restaurant industry companies. The first grant under the current program covered 2012-2014. The first potential payout from this program will be at the end of 2014.

Compensation Decision Process

Objectives for NEO Compensation

Our executive compensation program is intended to attract, motivate, and retain executive officers and to align the interests of our executive officers with shareholders’ interests. The Committee’s objectives for our program include, but are not limited to, the following:

•	Enhancing shareholder value by focusing management on the metrics that drive value;

•

Targeting total compensation opportunities near the size-adjusted 50th percentile of our compensation peer group, based on the Company’s system-wide sales (see “Role of Peer Companies and Competitive Market Data”);

•	Attracting, motivating, and retaining executive talent willing to commit to long-term shareholder value creation;

•	Aligning executive decision making with our business strategy; and

•	Reflecting industry standards, offering competitive total compensation opportunities, and balancing the need for talent with reasonable compensation expense.

For our NEOs and select other senior executives, the Committee employs a “pay-for-performance” philosophy that ties a significant portion of incentive compensation opportunity to our Company-wide performance — primarily EBITDA, existing restaurant sales growth, new restaurant development, and TSR against the restaurant industry.

Role of Management and the Committee

The Committee approves all compensation for executive officers. For NEOs other than the CEO and the Chief People Experience Officer, our CEO and Chief People Experience Officer make compensation recommendations to the Committee. In making these recommendations, the CEO and Chief People Experience Officer consider peer group market data, individual experience and performance, and financial impact to the Company. For the Chief People Experience Officer, our CEO makes separate compensation recommendations to the Committee, without the Chief People Experience Officer being present. The Committee reviews and discusses all recommendations prior to approval.

The Committee is solely responsible for the review of the performance and compensation for the CEO. Management does not make compensation-related recommendations for the CEO. In executive session, without management present, the Committee reviews CEO compensation in conjunction with its compensation consultant, Aon Hewitt, competitive market data, and individual performance assessments.

Role of the Independent Compensation Consultant

The Committee retained an independent compensation consultant, Aon Hewitt, in accordance with the Committee’s charter. The consultant reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon Hewitt, approve its compensation, determine the nature and scope of services, and evaluate performance. A representative of Aon Hewitt attends Committee meetings, as requested, and communicates with the Committee Chair between meetings. The Committee makes all final decisions. Other than Aon Hewitt’s roles and services listed below with respect to compensation consulting, it performs no other services for the company.

Aon Hewitt’s specific compensation consultation roles include, but are not limited to, the following:

•	Advise the Committee on executive compensation trends and regulatory developments.

•	Provide a total compensation study for executives against the companies in our peer group and recommendations for executive pay.

•	Provide advice to the Committee on governance best practices, as well as any other areas of concern or risk.

•	Serve as a resource to the Committee Chair for meeting agendas and supporting materials in advance of each meeting.

•	Review and comment on proxy disclosure items, including the “Compensation Discussion & Analysis.”

•	Advise the Committee on management’s pay recommendations.

The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, as well as the requirements of Nasdaq, that impact independence and could give rise to a potential conflict of interest with respect to Aon Hewitt. Based on this review, the Committee determined that Aon Hewitt is independent and that there are no conflicts of interest raised by the work performed by Aon Hewitt.

Role of Peer Companies and Competitive Market Data

The Committee reviews competitive market data annually for the CEO and at least biennially for the other NEOs, as developed and presented by Aon Hewitt. In February 2013, the Committee reviewed competitive market data for the CEO, and in November 2013 the Committee reviewed competitive market data for all NEO positions.

How Do We Determine Peer Companies?

We develop a peer group for compensation purposes according to multiple selection criteria:

•	GICS code sub-industry: Restaurant companies

•	Highly-franchised: Restaurants with franchised sales representing approximately 50% or more of system-wide sales/units

•	Annual system-wide sales: Approximately 1/3x to 3x Popeyes’ annual system-wide sales

•	Market capitalization: Approximately 0.2x to 5x Popeyes’ market capitalization

•	Direct competitors: For business and management talent

In November 2012, the Committee performed a rigorous review of the selection criteria and approved the following peer companies:

Peer Company	2011 System-Wide Sales	Franchise % By Sales
Brinker International, Inc.	$4,365	37%
Buffalo Wild Wings, Inc.	$2,044	65%
Denny’s Corporation	$2,416	83%
DineEquity, Inc.	$7,081	93%
Domino’s Pizza, Inc.	$6,956	95%
Einstein Noah Restaurant Group	$673	44%
Famous Dave’s of America, Inc.	$492	72%
Jack in the Box, Inc.	$3,824	64%
Krispy Kreme Doughnuts, Inc.	$915	71%
Panera Bread Company	$3,421	53%
Papa John’s International, Inc.	$2,556	79%
Sonic Corp.	$3,689	89%

Median	$2,989	72%
Median, excl. DineEquity and Dominos	$2,486	68%

Popeyes (2011 actual)	$1,987	97%
Popeyes (2012 actual)	$2,253	97%
(sales dollars in billions)

How Do We Determine Competitive Market Values?

We develop competitive market values based on regression analysis, a statistical technique that estimates the 50th percentile based on our system-wide sales size within the peer group. Regression analysis plots peer group system-wide sales on one axis and peer group pay on the other axis. A “line of best fit” is drawn through the peer group data to estimate Popeyes’ market value based on our system-wide sales relationship to the peer companies. We do not utilize a straight median or average because outliers may impact results. We develop regression-based size-adjusted market values to minimize the impact of outliers and allow for more consistent year-over-year comparisons.

For our Chief Executive Officer and our Chief Financial Officer, we rely solely on peer group proxy disclosure. For other NEO positions, due to more limited peer group pay disclosure, we also utilize the Chain Restaurant Compensation Association (CRCA) survey and Aon Hewitt’s Total Compensation Measurement (TCMTM) database for positions with similar responsibilities.

Why Do We Use System-Wide Sales and Not Corporate Revenues?

System-wide sales capture the size, scope, and complexity of operating a highly-franchised global business model like Popeyes. System-wide sales are disclosed in a variety of public sources, including a company’s Form 10-K and corporate investor relations websites.

Corporate revenues are not used because they primarily represent a pass-through of franchise royalties and significantly underestimates the size and complexity of our highly-franchised business model. For that reason, we do not use corporate revenues to develop competitive market values and we believe they should not be used by investors or shareholder advisory firms to analyze our compensation programs.

Larger Peer Companies

DineEquity and Domino’s have system-wide revenues that are just beyond 3x Popeyes’ system-wide sales. They are included in our peer group because they are a direct match to Popeyes’ highly-franchised business model (ranging from 93% to 95% franchised) and are direct competitors for management talent. As discussed above, Aon Hewitt utilized regression analysis to mitigate the impact of large and small companies (e.g., Famous Dave’s is below the 1/3x threshold) by size-adjusting competitive market values.

Considerations Regarding 2013 NEO Compensation

Components of 2013 NEO Compensation

The following table outlines the major components of our 2013 executive compensation program for our NEOs:

Pay Component	Purpose	Characteristics	Fixed or Performance	Short or Long-Term
Base Salary	Attract and retain executives through market-based pay	To compensate the executive fairly and competitively for the responsibility level of the position	Fixed	Short-Term

Annual Incentive Plan	Encourages achievement of strategic and financial performance metrics that create long-term shareholder value	Based on achievement of predefined corporate performance objectives and an assessment of individual performance	Performance	Short-Term

Long-Term Incentives (“LTI”)	Aligns executives’ long-term compensation interests with shareholders’ investment interests; creates a retention incentive through multi-year vesting and performance cycles	Value to the executive is based on long-term stock price performance and financial performance goal achievement	Performance	Long-Term

Performance Shares (65%)	Motivates and rewards performance achievement over a longer period of time (3 years)	Cumulative EBITDA performance over three years Three-year TSR performance modifier vs. restaurant companies

Stock Options (35%)	Reinforces appropriate behaviors that may increase stock price	Requires stock price growth above the exercise price

Health/Welfare Plans and Retirement Benefits	Provides competitive benefits that promote employee health and productivity and support financial security	Similar to benefits offered to other employees	Fixed	Long-Term

Perquisites	Provides business-related benefits, where appropriate	Limited to Company paid annual medical physicals, life insurance and the Company’s contributory share of the costs of participation in general benefit plans, including medical, dental, life and disability insurance plans.	Fixed	Short-Term

Total Compensation Mix:    Overall, the Committee believes targeted compensation should be more heavily weighted on variable “at-risk” compensation and longer-term components. Our target total compensation for Ms. Bachelder and the other NEOs is approximately 73% and 55% “at-risk” (annual incentive award and LTI), respectively.

Base Salary

The Committee determines base salaries for the NEOs and other executives based on a number of factors, including but not limited to, market data, individual performance, company performance, and management recommendations (except for the CEO). In November 2012, February 2013, and November 2013, the Committee reviewed market data provided by Aon Hewitt.

At the February 2013 meeting, the Committee reviewed competitive market data, Ms. Bachelder’s recommendations based on individual performance, and the Committee’s assessment of Ms. Bachelder’s performance. Based on this review, the Committee approved modest salary increases for Ms. Bachelder, Mr. Cohen, and Mr. Lynch. At the November 2013 meeting, Ms. Bachelder recommended and the Committee approved an increase for Mr. Lynch to recognize his enhanced strategic planning responsibilities.

Name	2012 Base Salary	February 2013 Base Salary	November 2013 Base Salary
Cheryl A. Bachelder	$675,000	$700,000	$700,000
Ralph Bower	$360,000	$360,000	$360,000
H. Melville Hope, III	$330,000	$330,000	$330,000
Richard H. Lynch	$330,000	$338,000	$370,000
Harold M. Cohen	$305,000	$312,000	$312,000

Annual Incentive Plan

NEOs and other executives are eligible to receive annual cash incentives based on the achievement of various performance metrics. The 2013 performance metrics and weightings approved for the NEOs were:

		Operational Metrics
Name	EBITDA	Same-Store Sales	Restaurant Openings	New Restaurant Sales
Cheryl A. Bachelder	60%	20%[1]	10%[1]	10%[1]
Ralph Bower	60%	20%[2]	10%[2]	10%[2]
H. Melville Hope, III	60%	20%[1]	10%[1]	10%[1]
Richard H. Lynch	60%	40%[1]	—	—
Harold M. Cohen	60%	20%[1]	10%[1]	10%[1]

[1]	Represents a system-wide performance goal
[2]	Represents a domestic performance goal

The basic framework of our Annual Incentive Plan is consistent with prior years. Management and the Committee believe EBITDA growth is critical to our stock price appreciation and our commitment to sustained shareholder value. EBITDA continues to have the highest weighting for our NEOs at 60%.

The operational metrics (same store sales, restaurant openings, and new restaurant sales) are critical to our growth objectives. Therefore, the combined operating metrics have a 40% weight, which varies by NEO based on their role in the organization. Same-store sales focus on growth within our existing restaurant framework. Restaurant openings and new restaurant sales measure both the volume and quality of new restaurant openings.

Funding.    The Annual Incentive Plan is funded as follows:

•	If EBITDA performance is below 95% of target, then no incentive awards are funded for any metric

•	If EBITDA performance is between 95% of target and target, then the operational metrics must be at target to fund, but are limited to the EBITDA performance / payout scale

•

If EBITDA performance is at or above target, then the operational metrics are delinked from the EBITDA performance / payout scale and are paid out based on each metric’s independent scale and relevant weighting.

Performance / Payout Scales.    The payout opportunities associated with minimum, target, and maximum performance levels are consistent across the four performance metrics. The minimum payout opportunity is 50% of target if the minimum performance level is achieved. Target is earned if targeted performance is achieved. The maximum payout opportunity is 130% of target if the maximum performance level is achieved.

The performance requirements for each metric are summarized below. Percentages represent a % of targeted levels:

•	EBITDA: 95% minimum; 110% maximum

•	Same-store sales: 95% minimum; 150% maximum

•	Restaurant openings: 92% minimum; 115% maximum

•	New restaurant sales: 95% minimum, 110% maximum

2013 Annual Incentive Targets.    At the start of each fiscal year the Committee approves annual incentive compensation targets (as a % of base salary) based on a review of competitive market data, management’s recommendations, and other relevant factors. The 2013 annual incentive targets for our NEOs are as follows:

Name	Target
Cheryl A. Bachelder	100% of Base Salary
Ralph Bower	60% of Base Salary
H. Melville Hope, III	60% of Base Salary
Richard H. Lynch	60% of Base Salary
Harold M. Cohen	60% of Base Salary

2013 Actual Performance.    Actual results and funding for the 2013 Annual Incentive Plan were certified by the Committee, as follows, based on the performance goals and funding scales approved in Q1 2013:

•

EBITDA: The 2013 performance target was $63.8M. We achieved EBITDA of $65.2M, or 102% of target. The EBITDA portion was funded at 106%. The operational metrics were funded independently because EBITDA exceeded the performance target.

•

Same store sales: The domestic and system-wide same store sales growth goals for 2013 were 3.6% for both metrics. We achieved domestic same-store sales growth of 3.6% (100% funding) and system-wide same-store sales growth of 3.7% (100% funding).

•

Restaurant openings: The domestic and system-wide restaurant opening goals for 2013 were 129 and 194, respectively. We achieved domestic restaurant openings of 124 (70% funding) and system-wide restaurant openings of 194 (100% funding).

•

New restaurant sales: The domestic and system-wide new restaurant sales goals for 2013 were $79.5M and $95.8M, respectively. We achieved domestic new restaurant sales of $80.4 (103% funding) and system-wide new restaurant sales of $97.8M (106% funding).

The following table summarizes the 2013 bonuses earned based on actual performance, as compared to the target opportunity for each NEO:

Name	Actual Incentive Award ($)	Target Incentive Award ($)	Percent of Target Incentive Award
Cheryl A. Bachelder	$729,400	$700,000	104%
Ralph Bower	$217,944	$216,000	101%
H. Melville Hope, III	$206,316	$198,000	104%
Richard H. Lynch	$210,101	$202,800	104%
Harold M. Cohen	$195,062	$187,000	104%

Long-Term Incentives (“LTI”)

The grant-date value of long-term incentives consists of 35% stock option value and 65% performance share value. Annually, the Committee determines the grant-date value for each executive based on a review of competitive market data, individual performance, historical awards, and management’s recommendations.

Stock Options.    Stock options vest one-third per year to reinforce retention and alignment with our performance share program, commencing one year after the grant date. The stock options have value only if our stock price increases over the exercise price at grant.

Performance Shares.    Our current program was implemented in 2012:

•

Three-year cumulative EBITDA:    A three-year cumulative EBITDA goal is approved by the Committee at the start of the performance period. Payouts are earned based on a sliding scale of performance above and below the performance goal. The sliding scale is anchored by a minimum performance requirement of 95% of three-year cumulative EBITDA. If 95% of the performance goal is not achieved, then no performance shares are earned. If 95% is achieved, then 50% of the targeted shares are earned. If 100% of the performance goal is achieved, then a target award is earned. The maximum performance requirement is 110% of cumulative EBITDA. If maximum performance is achieved, then 200% of the targeted shares are earned.

•

Three-year TSR:    The number of shares earned by three-year cumulative EBITDA performance will be adjusted based on our three-year TSR against a broader of group of restaurant companies (market cap ranges from $100M to $10B). This broader group represents restaurant companies competing with Popeyes for investment dollars. Shares earned will be adjusted -10% if three-year TSR performance is in the bottom quartile, and will be adjusted +10% if three-year TSR performance is in the upper quartile. TSR, as defined in the new three-year program, represents stock price appreciation and dividends over the three-year performance period.

Performance Share Peer Group Companies

2012-2014 Grants

Arcos Dorados Holdings, Inc.	Chuy’s Holdings, Inc.	Krispy Kreme Doughnuts, Inc.
Biglari Holdings, Inc.	Cracker Barrel Old Country Store	Luby’s, Inc.
BJ’s Restaurants, Inc.	Darden Restaurants, Inc.	Nathan’s Famous, Inc.
Bloomin’ Brands, Inc.	Del Friscos Restaurant Group, LLC	Panera Bread Company
Bob Evans Farms	Dennys Corporation	Papa Johns International, Inc.
Bravo Brio Restaurant GP, Inc.	Dineequity, Inc.	Red Robin Gourmet Burgers
Brinker Intl, Inc.	Domino’s Pizza, Inc.	Ruby Tuesday, Inc.
Buffalo Wild Wings, Inc.	Dunkin’ Brands Group, Inc.	Ruths Hospitality Group, Inc.
Burger King Worldwide, Inc.	Einstein Noah Restaurant Group	Sonic Corp.
Carrols Restaurant Group, Inc.	Fiesta Restaurant Group, Inc.	Texas Roadhouse, Inc.
CEC Entertainment, Inc.	Ignite Restaurant Group, Inc.	Tim Hortons, Inc.
Cheesecake Factory, Inc.	Jack in the Box, Inc.	Wendy’s Co.
Chipotle Mexican Grill, Inc.	Jamba, Inc.

Our previous performance share program divided grants into three separate tranches. Each tranche was granted annually and was earned based on annual EBITDA performance. Earned performance shares were not vested and paid until the completion of the entire three-year performance period. Performance shares were earned annually according to the same scale as the Annual Incentive Plan. Dividends, if paid by the company, are only paid on earned performance shares.

In 2013, performance share grants included (a) the current three-year program for the 2013-2015 cycle, and (b) the 2013 portion of the previous program (the final grant of the previous program). The 2013 equity grants made to our NEOs are summarized below:

Name	Stock Options	Exercise Price	Performance Shares - Previous[1]	Performance Shares - Current[2]
Cheryl A. Bachelder	25,697	$34.75	12,126	22,840
Ralph Bower	4,925	$34.75	1,476	4,378
H. Melville Hope, III	4,925	$34.75	1,956	4,378
Richard H. Lynch	3,897	$34.75	1,476	3,464
Harold M. Cohen	3,940	$34.75	1,476	3,502

[1]	Represents the target amount of shares under the third tranche of the fiscal 2011-2013 cycle (final grant under the previous program)
[2]	Represents the current program’s fiscal 2013-2015 performance share grant

2013 Actual Performance.    For our previous performance share program, the 2013 EBITDA target was $63.8M. We achieved EBITDA of $65.2M, or 102% of target. Based on the funding scale approved by the Committee for 2013, 106% of the targeted performance shares were earned. For our current performance share program, the first grant was made in 2012 covering 2012-2014. The first potential payout under the new program occurs at the end of 2014.

The performance shares earned under our previous program, based on 2013 EBITDA performance, are as follows:

Name	Performance Shares Earned[1]
Cheryl A. Bachelder	12,853
Ralph Bower	1,564
H. Melville Hope, III	2,073
Richard H. Lynch	1,564
Harold M. Cohen	1,564

[1]	Represents the final shares that may be earned under the previous program

Stock Ownership Guidelines

Executives:    Target ownership for our CEO is four times annual base salary. Our other NEOs have a guideline of one times annual base salary. Executives have five years to achieve their ownership guideline. The Committee reviews progress towards achievement annually. For purposes of calculating ownership under the guidelines, we include outright shares owned by the executive and restricted shares (post-tax). We do not include unearned performance shares or vested/ unvested stock options. In addition, we require executive officers to retain 33% of the net shares received from any equity-based awards, after deductions for taxes and exercise costs, until the ownership guidelines are met.

Non-employee directors:    The stock ownership guideline for non-employee directors was increased to 5x annual retainer. See the section entitled “Director Compensation for 2013” for a detailed description of this guideline.

Equity Compensation Grant Practices

Stock options are awarded at the closing price of our stock on the date of the grant. It is the intention of the Committee to approve grants under the long term incentive plan at a committee meeting in the first quarter of our fiscal year in order to maximize the motivational value associated with the awards and to comply with Section 162(m) tax deductibility standards. Share awards are typically approved by the Committee with a grant date to coincide with a common anniversary of prior grants. Grant amounts are determined by dividing the dollar value approved by the Committee by our average share price for the 30-day period immediately preceding the grant date. The 30-day average is used to minimize the volatility of daily share price movements on grant amounts.

Retirement, Perquisites, and Other Benefits

To provide our NEOs with a competitive level of benefits, NEOs are eligible for an annual executive physical, pre-retirement life insurance of five times base salary, and disability benefits that make up, in part, for limits on our broad-based plan. Other than an enhanced disability benefit, members of senior management participate in our other benefit plans on the same terms as other employees. These plans include 401(k) matching contributions, and medical, dental and life insurance. Relocation benefits also are reimbursed from time to time, but are individually negotiated when they occur. In 2013, we did not pay any relocation benefits to the NEOs. We do not have a pension plan or a deferred compensation arrangement that covers the NEOs or any other employees.

Limitations on the Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly-held corporations to $1 million per NEO, excluding the Chief Financial Officer. The $1 million limitation does not apply to compensation that qualifies as performance-based. The Company considers the tax and accounting impact of all compensation decisions and balances the need for competitive compensation programs with the desire to control expenses and maximize tax deductibility. The Committee intends to use performance-based compensation to mitigate the deduction limits. Consequently, our annual and long-term incentive plans have been designed to qualify as performance-based compensation and meet the Section 162(m) requirements. However, we must attract, retain and reward critical executive talent to maximize shareholder value and the loss of a tax deduction may be necessary and appropriate in certain circumstances.

Employment Agreements

We have employment agreements with each of our NEOs. Their employment agreements provide for base salary subject to annual adjustment by the Committee, an annual incentive award, participation in Company-sponsored broad-based and executive benefit plans and such other compensation as may be approved by the Board of Directors. Generally, our employment agreements have a term of one year, unless earlier terminated or otherwise renewed pursuant to the terms thereof and are automatically extended for successive one-year periods following the expiration of each term unless notice is given by the Company or the executive not to renew. Severance benefits, change in control provisions and other perquisites available under these employment agreements are described under the heading “Potential Payments Upon Termination or Change in Control”.

Change-in-Control Coverage

The Committee believes it is important to protect our NEOs in the event of a change in control and a subsequent termination of their employment without cause or a material diminution of or change in responsibilities, duties or title, or a material reduction or change in pay and benefits. Further, it is our belief that the interests of our executives should be aligned with those of our shareholders. The Committee believes that providing change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to accept or maintain employment with us, or to pursue potential change in control transactions that may be in the best interests of shareholders. Our employment agreements provide for a “double trigger” for change in control — meaning that change in control benefits will only be paid (1) if there is a change in control (as defined in the employment agreement) and (2) if within one year of the change in control, the employee’s employment is terminated without cause, or there is a material diminution of or change in the employee’s responsibilities, duties or title, or there is a material reduction or change in pay and benefits that is not part of a reduction in pay and benefits that applies to all of our executive officers. In the event that both triggers are satisfied, the employee may terminate his or her employment and receive the same severance he or she would have received upon a termination without cause.

Recoupment (“Clawback”) Policy

We have adopted an incentive-based compensation recovery policy for executive officers. If we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, we will seek to recover incentive-based compensation (including stock options) from any of our current or former executive officers who (a) received incentive-based compensation during the three-year period preceding the date on which we announce we are required to prepare the accounting restatement and (b) engaged in misconduct or negligent conduct resulting, directly or indirectly, in our being required to prepare the accounting restatement. We will seek to recover the excess of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement.

Hedging, Pledging and Insider Trading Compliance Policy

Our Insider Trading Compliance Policy prohibits all our employees and directors from engaging in hedging, derivative and margin transactions with respect to our securities and prohibits our directors and executive officers from pledging our securities. None of our executive officers or directors holds any of our stock subject to pledge. Our Insider Trading Compliance Policy also prohibits our employees, officers and directors from purchasing or selling our securities while in possession of material non-public information, and limits purchases or sales of our securities by directors and senior officers to designated trading windows.

Compensation Program Risk Assessment

The Committee reviewed a comprehensive compensation program risk assessment conducted by Aon Hewitt. The Committee concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

Our compensation program provides a balanced mix of cash and equity, annual and long-term incentives, and stock price performance and internal financial performance metrics, all of which mitigate risk. Specific program features that mitigate risk include:

•	Using a combination of performance shares and stock options for equity awards balances risk incentives between stock price appreciation and internal financial performance;

•	The performance share program implemented in 2012 measures three-year cumulative performance, an enhancement that separates the time frames being measured by the annual and long-term incentive plans;

•	We utilize a combination of internal (EBITDA) and external (TSR) performance metrics;

•	Annual incentive awards and performance share awards to executive officers are capped at a maximum performance level;

•

The performance goals under our annual and long-term incentive programs include Company-wide and division metrics which we believe encourage decision-making that is in the best long-term interest of shareholders;

•	Company-wide and division performance goals are reviewed and approved by the Committee;

•	No single executive has complete and direct influence over any of the performance metrics;

•	The time-based and performance-based vesting of three years for our long-term incentive equity awards helps ensure that our executives’ long-term interests align with those of our shareholders; and

•	All NEOs are subject to stock ownership guidelines.

2013 SUMMARY COMPENSATION TABLE

The following table includes information concerning 2011, 2012 and 2013 compensation for the CEO, the CFO and the three other executive officers with the highest total compensation calculated in accordance with SEC rules and regulations (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Cheryl A. Bachelder	2013	694,231		1,250,471	387,433	729,400	39,279	3,100,814
Chief Executive Officer	2012	687,981	25,000	1,265,541	360,761	737,100	37,248	3,113,631
	2011	675,000		845,342	330,440	615,600	38,538	2,504,920

Ralph Bower	2013	360,000		210,212	74,254	217,944	31,720	894,130
President — U.S.	2012	353,077	10,000	297,911	65,597	234,900	30,561	992,046
	2011	300,000		105,065	40,273	164,160	30,534	640,032

H. Melville Hope, III	2013	330,000		226,892	74,254	206,316	28,582	866,044
Chief Financial Officer	2012	334,038	10,000	207,852	65,597	214,704	28,825	861,016
	2011	320,000		112,418	53,300	175,104	26,347	687,169

Richard H. Lynch	2013	338,615		177,034	58,755	210,101	26,422	810,927
Chief Global Brand Officer	2012	329,423		217,942	45,914	248,511	25,623	867,413
	2011	300,000		105,065	40,273	190,800	22,290	658,428

Harold M. Cohen	2013	310,385		178,414	59,403	195,062	29,859	773,123
General Counsel	2012	306,942	10,000	172,865	52,477	197,265	29,521	769,070
	2011	288,000		105,065	40,273	157,594	28,509	619,441

(1)	The amounts in this column reflect the cash awards made to the named individuals in recognition of their efforts on special projects successfully undertaken by the Company during fiscal 2012.

(2)	Amounts in this column are calculated utilizing the grant date fair value of restricted stock under FASB ASC Topic 718. The grant date fair values of restricted stock awards with only service conditions (which are included in the table above for Mr. Bower and Mr. Lynch with respect to their retention grants made in 2012) are calculated using the Nasdaq Global Market closing price of our stock on the date of grant. The grant date fair values of restricted stock awards with service and market conditions are valued utilizing a Monte Carlo simulation model. With respect to the restricted performance shares granted subject to performance conditions, the grant date fair value is based on a 100% probability of meeting the target performance conditions. See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 29, 2013, regarding assumptions underlying valuation of equity awards. An overview of the features of our performance share awards can be found in the “Compensation Discussion and Analysis” section above. The maximum grant date fair value of the performance share grants in this column related to the 2013 portion of the fiscal 2011-2013 grant cycle which have performance conditions and assuming the highest level of performance conditions will be achieved, is equal to 130% of the respective target amounts. The maximum grant date fair value of the performance share grants in this column related to the new three year program for the fiscal 2013-2015 cycle which has performance conditions and assuming the highest level of performance conditions will be achieved, is equal to 200% of the respective target amounts. The maximum value that could be earned by each named executive officer under the performance awards is as follows:

Name	Value at Target ($)	2011-2013 Cycle Maximum Value (130% of Target) ($)	2013-2015 Cycle Maximum Value (200% of Target) ($)	Total Maximum Value ($)
Cheryl A. Bachelder	1,250,471	547,764	1,658,184	2,205,948
Ralph Bower	210,212	66,651	317,843	384,493
H. Melville Hope, III	226,892	88,335	317,843	406,177
Richard H. Lynch	177,034	66,651	251,486	318,137
Harold M. Cohen	178,414	66,651	254,245	320,896

(3)	Amounts in this column are calculated utilizing the grant date fair value of stock options under FASB ASC Topic 718. The grant date fair value of option awards was estimated using a Black-Scholes option-pricing model. See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 29, 2013 regarding assumptions underlying valuation of equity awards. An overview of the features of our stock option awards can be found in the “Compensation Discussion and Analysis” section above.

(4)	The amounts in this column reflect the cash awards earned by the named individuals under the annual incentive plan. For information about the 2013 Incentive Plan, see “Annual Incentive Plan” in the “Compensation Discussion and Analysis” section above.

(5)	The amounts shown in this column for 2013 reflect the following components:

•

With respect to Mr. Bower, Mr. Hope and Mr. Lynch, the amounts of $191, $359 and $177 for standard service awards paid by the Company to all employees on the fifth anniversary of employment with respect to Mr. Bower and Mr. Lynch, and the tenth anniversary for Mr. Hope.

•	With respect to Ms. Bachelder, and Messrs. Bower, Lynch and Cohen, the amounts of $2,737, $2,630, $2,495 and $2,021, respectively, for the cost of an annual physical examination.

•

With respect to Ms. Bachelder, and Messrs. Bower, Hope, Lynch and Cohen, the amounts of $11,602, $5,634, $4,785, $5,247 and $3,591, respectively, for a Company paid life insurance policy having death benefits of five time the executive’s base salary.

•

With respect to Ms. Bachelder, and Messrs. Bower, Hope, Lynch and Cohen, the amounts of $6,375, $6,375, $5,100, $6,375 and $6,375, respectively, for matching contributions to each individual’s account in our 401(k) plan.

•

With respect to Ms. Bachelder, and Messrs. Bower, Hope, Lynch and Cohen, the amounts of $18,178, $16,683, $18,131, $11,741 and $17,665, respectively, for the amounts of our contributory share of the costs of each individual’s participation in our general benefit plans, including medical, dental, life and disability insurance plans.

•

With respect to Ms. Bachelder and Messrs. Bower, Hope, Lynch and Cohen, the amounts of $387, $207, $207, $387 and $207 respectively, for the costs to us for each individual’s participation in our group term life insurance policy.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2013

The following table sets forth certain information regarding potential payouts under the 2013 Incentive Plan and certain information regarding performance shares and stock options granted during the fiscal year ended December 29, 2013 to each of our named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise Or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock And Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Cheryl A. Bachelder		350,000	700,000	910,000
	4/5/2013				11,420	22,840	45,680			829,092
	4/5/2013				6,063	12,126	15,763			421,379
	4/5/2013							25,697	34.75	387,433

Ralph Bower		108,000	216,000	280,800
	4/5/2013				2,189	4,378	8,756			158,921
	4/5/2013				738	1,476	1,918			51,291
	4/5/2013							4,925	34.75	74,254

H. Melville Hope, III		99,000	198,000	257,400
	4/5/2013				2,189	4,378	8,756			158,921
	4/5/2013				978	1,956	2,542			67,971
	4/5/2013							4,925	34.75	74,254

Richard H. Lynch		101,400	202,800	263,640
	4/5/2013				1,732	3,464	6,928			125,743
	4/5/2013				738	1,476	1,918			51,291
	4/5/2013							3,897	34.75	58,755

Harold M. Cohen		93,500	187,000	243,100
	4/5/2013				1,751	3,502	7,004			127,123
	4/5/2013				738	1,476	1,918			51,291
	4/5/2013							3,940	34.75	59,403

(1)	Reflects the threshold, target and maximum payment levels under the 2013 Incentive Plan. Actual amounts earned by our named executive officers are reported in the Non-Equity Incentive Plan Compensation column in the 2013 Summary Compensation Table.

(2)	Reflects the threshold, target and maximum number of performance shares that would be payable if the 2013 performance criteria relating to the performance based restricted stock grants under the 2011, 2012 and 2013 long term incentive plans are met. The performance criteria necessary for vesting of these performance shares was achieved in 2013 and the performance shares for 2013 are now “earned”, meaning the amount of the awards for the 2013 performance period has been determined, but will not vest until the completion of the applicable three year performance period, and further provided the named executive officer remains employed as of the vesting date. For information about the performance criteria, see “Compensation Discussion and Analysis”.

(3)	Reflects the number of stock options granted under the 2006 Stock Incentive Plan. The stock options vest over a three year period with 1/3 vesting on April 5, 2014, April 5, 2015, and April 5, 2016, respectively.

(4)	Reflects the grant date fair value of performance shares and stock options under FASB ASC Topic 718 granted to each of the named executive officers in 2013. With respect to the performance shares, the grant date fair value is based on a 100% probability of meeting the target performance conditions. The grant date fair value of option awards was estimated on the date of grant using a Black-Scholes option-pricing model. There can be no assurance that the grant date fair value of the performance shares and option awards will ever be realized.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table includes information regarding the value of all unexercised options and restricted stock awards held by the named executive officers as of December 29, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Cheryl A. Bachelder	37,408			12.81	11/01/07	11/01/14
	65,900			8.30	08/31/09	08/31/16
	62,011			10.94	04/05/10	04/05/17
	25,873	12,937	(2)	15.32	04/05/11	04/05/18
	15,536	31,074	(2)	16.52	04/10/12	04/10/19
		25,697	(2)	34.75	4/5/2013	4/5/2020
							3,992	(3)	151,576
							12,853	(4)	488,028
							15,400	(5)	584,738
							12,853	(6)	488,028
										43,281	(7)	1,643,380
										22,840	(8)	867,235
Ralph Bower	30,000			9.37	02/01/08	02/01/15
	18,750			9.37	02/01/08	02/01/15
	8,300			8.30	08/31/09	08/31/16
	7,810			10.94	04/05/10	04/05/17
	3,153	1,577	(2)	15.32	04/05/11	04/05/18
	2,825	5,650	(2)	16.52	04/10/12	04/10/19
		4,925	(2)	34.75	04/05/13	4/5/2020
							6,053	(9)	229,983
							1,564	(4)	59,385
							1,875	(5)	71,194
							1,564	(6)	59,385
										7,869	(7)	298,786
										4,378	(8)	166,233
H. Melville Hope, III		2,087	(2)	15.32	04/05/11	04/05/18
		5,650	(2)	16.52	04/10/12	04/10/19
		4,925	(2)	34.75	04/05/13	04/05/20
							2,073	(4)	78,712
							2,484	(5)	94,317
							2,073	(6)	78,712
										7,869	(7)	298,786
										4,378	(8)	166,233
Richard H. Lynch	30,000			7.55	03/01/08	03/01/15
	15,000			7.55	03/01/08	03/01/15
	8,300			8.30	08/31/09	08/31/16
	7,810			10.94	04/05/10	04/05/17
	3,153	1,577	(2)	15.32	04/05/11	04/05/18
	1,977	3,955	(2)	16.52	04/10/12	04/10/19
		3,897	(2)	34.75	04/05/13	04/05/20
							3,632	(9)	137,907
							1,564	(4)	59,385
							1,875	(5)	71,194
							1,564	(6)	59,385
										5,508	(7)	209,139
										3,464	(8)	131,528
Harold M. Cohen	2,604			10.94	04/05/10	04/05/17
	1,577	1,577	(2)	15.32	04/05/11	04/05/18
	2,260	4,520	(2)	16.52	04/10/12	04/10/19
		3,940	(2)	34.75	04/05/13	04/05/20
							1,564	(4)	59,385
							1,875	(5)	71,194
							1,564	(6)	59,385
										6,295	(7)	239,021
										3,502	(8)	132,971

(1)	Market value was calculated using the closing price of our stock on the last business day of fiscal 2013 ($37.97) multiplied by the number of unvested shares on December 29, 2013.

(2)	The stock options vest in equal parts on each of the first three anniversaries of the date of the grant.

(3)	The restricted stock units earned by Ms. Bachelder as a Board member of the Company prior to becoming CEO are fully vested, but the shares are not issued until such time as Ms. Bachelder no longer serves on the Company’s Board of Directors.

(4)	The restricted stock was earned on April 5, 2012 as performance measure conditions were satisfied. The performance measure of 2011 EBITDA was achieved at 102% of target; therefore, the award was earned at 106% of target. These shares vested on April 5, 2014, after completion of the three year measurement period ending after fiscal year 2013.

(5)	The restricted stock was earned on April 5, 2013, as performance measure conditions were satisfied. The performance measure of 2012 EBITDA was achieved at 109% of target; therefore, the award was earned at 127% of target. These shares of restricted stock vested April 5, 2014, after completion of the three year measurement period ending after fiscal 2013.

(6)	The restricted stock was earned on April 5, 2014, as performance measure conditions were satisfied. The performance measure of 2013 EBITDA was achieved at 102% of target; therefore, the award was earned at 106% of target. These shares of restricted stock earned vested on April 5, 2014, after completion of the three year measurement period ending after fiscal year 2013.

(7)	The restricted stock will only vest if the performance measure conditions for the cumulative fiscal years of 2012-2014 are satisfied and the recipient continuously remains our employee through the three year measurement period.

(8)	The restricted stock will only vest if the performance measures conditions for the cumulative fiscal years of 2013-2015 are satisfied and the recipient continuously remains our employee through the three year measurement period.

(9)	The restricted stock vests on April 5, 2015.

OPTION EXERCISES AND STOCK VESTED IN 2013

The following table includes information regarding exercises of stock options, performance shares and restricted stock that vested during 2013 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Cheryl A. Bachelder	235,593	6,048,741	69,683	2,421,484
Ralph Bower	—	—	8,710	302,673
H. Melville Hope, III	23,108	724,376	8,710	302,673
Richard H. Lynch	—	—	8,710	302,673
Harold M. Cohen	6,947	150,161	8,710	302,673

(1)	Performance share grants related to the 2010-2012 grant cycle vested on April 5, 2013. The closing market price of our common stock on April 5, 2013, the date of the vesting of the performance share grants, was $34.75 per share.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Compensation Committee believes that we should provide reasonable severance benefits to our employees, and that it is necessary to provide these benefits in order to retain our management. With respect to senior management, these severance benefits are intended to reflect the fact that it may be difficult for employees at the senior level to find comparable employment within a short period of time.

As of the end of our fiscal year 2013, we had employment agreements with our named executive officers that provide for defined severance benefits upon the occurrence of certain employment termination events including death, disability, termination without cause and termination as a result of a change of control which is discussed further below.

Where the termination is without “cause,” these employment agreements provide for benefits equal to (a) two years of base salary and targeted incentive award and a pro rata portion of the target incentive award in the year of termination in the cases of our CEO and General Counsel, (b) one and one half year of base salary and targeted incentive award and a pro rata portion of the target incentive award in the year of termination in the case of our CFO, and (c) one year of base salary and targeted incentive award and a pro rata portion of the target incentive award in the year of termination in the cases of our President — U.S. and Chief Global Guest Experience Officer. These employment agreements also provide that we accelerate unvested rights under any equity grants. The benefits described above are conditioned upon the delivery of a general release in favor of the Company.

Where the termination is for “cause” or voluntary on the part of any member of senior management, our employment agreements do not provide for severance benefits and there is no acceleration of any unvested rights under any equity grants. We consider early retirement a voluntary termination for these purposes and our employment agreements do not provide for severance benefits and there is no acceleration of any unvested rights under any equity grants in this event. For our executives, “cause” will be deemed to exist where the individual commits fraud or is convicted of a crime involving moral turpitude, has been guilty of gross neglect or gross misconduct resulting in harm to us, failed to materially comply with our policies or shall have refused to follow or comply with our policies or the duly promulgated directives of the Board of Directors, breached a covenant not to disclose proprietary or confidential information, non-disparagement, or non-solicitation, or otherwise materially breaches the terms of employment with us.

For purposes of these benefits, a change in control is deemed to occur, in general, if there is dissolution or liquidation of the Company, or reorganization, merger or consolidation which results in new owners of over 50% of our outstanding shares, or a disposition of all or substantially all of our assets.

The following table reflects the amounts that would be payable to each of the named executive officers in the event of a change in control and certain subsequent termination events triggering payments, involuntary not-for-cause termination, and in the event of death or disability. The amounts shown assume that such termination, death or disability was effective as of December 29, 2013. Our closing stock price on December 29, 2013 was $37.97.

Name	Base Salary ($)	Annual Incentives ($)	Stock Options (unvested and accelerated) ($)	Stock Awards (unvested and accelerated) ($)(1)	Career Planning ($)(2)	Estimated Tax Gross-Up $(3)	Total ($)

Cheryl A. Bachelder
Change in Control	1,400,000	1,400,000	1,042,305	2,949,244	—		6,791,549
Termination Without Cause	1,400,000	1,400,000	1,042,305	2,949,244	15,000		6,806,549
Death	—	700,000	—	—	—	—	700,000
Disability	—	700,000	—	—	—	—	700,000

Ralph Bower
Change in Control	360,000	216,000	172,770	674,385	—	—	1,423,155
Termination Without Cause	360,000	216,000	172,770	674,385	15,000	—	1,438,155
Death	—	216,000			—	—	216,000
Disability	—	216,000			—	—	216,000

H. Melville Hope, III
Change in Control	495,000	297,000	184,322	506,330	—	—	1,482,652
Termination Without Cause	495,000	297,000	184,322	506,330	15,000	—	1,497,652
Death	—	198,000			—	—	198,000
Disability	—	198,000			—	—	198,000

Richard H. Lynch
Change in Control	370,000	202,800	133,102	511,114	—	—	1,217,016
Termination Without Cause	370,000	202,800	133,102	511,114	15,000	—	1,232,016
Death	—	202,800			—	—	202,800
Disability	—	202,800			—	—	202,800

Harold M. Cohen
Change in Control	624,000	374,000	145,360	393,635	—	—	1,536,995
Termination Without Cause	624,000	374,000	145,360	393,635	15,000	—	1,551,995
Death	—	187,000			—	—	187,000
Disability	—	187,000			—	—	187,000

(1)	Assumes unvested time based stock options and restricted stock, and performance shares for which performance goals have been established, would accelerate and vest upon a change in control or upon a termination without cause. For purposes of this table, it is assumed that all of the stock options and restricted stock shares held by Ms. Bachelder and Messrs. Bower, Hope, Lynch and Cohen would accelerate as of December 29, 2013. For purposes of this table, it is assumed that with respect to performance shares for which performance goals have been established, held by Ms. Bachelder and Messrs. Bower, Hope, Lynch and Cohen would accelerate as of December 29, 2013 on a prorated basis equal to the target amount of performance shares multiplied by a fraction, the numerator of which is the number of whole months elapsed in the performance period of the grant prior to the date of termination and the denominator of which is 36, the number of total months in the performance period. Our closing stock price on the last business day prior to December 29, 2013 was $37.97.

(2)	Upon a termination without cause, we would provide outplacement services for a period of six months.

(3)	There were no estimated tax gross-ups in connection with any potential payouts to our NEOs.

DIRECTOR COMPENSATION FOR 2013

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Board of Directors considers the significant amount of time that Directors expend in fulfilling their duties to us as well as the experience and skills of the Board member.

Upon election to the Board at our annual meeting of shareholders, non-employee members of the Board (other than the Chairman of the Board) receive an annual cash retainer of $45,000. The Chairman of the Board receives an annual cash retainer of $150,000. The Directors who serve as chair of the Audit Committee and the People Services (Compensation) Committee each receive $15,000 annually in addition to the annual cash retainer. The Director who serves as chair of the Corporate Governance and Nominating Committee receives $7,500 annually in addition to the annual cash retainer. Additionally, all non-employee members of the Board of Directors receive an annual grant of restricted stock units equal to $85,000, with the number of restricted stock units granted being based on a 30 day average of our closing stock price prior to the date of the grant. Such non-employee directors do not receive actual shares of Company stock until termination of board service. Non-employee directors are required to accumulate three times their annual cash retainer over the first five years of service.

Cheryl A. Bachelder receives no additional compensation for serving as a member of the Board of Directors. Ms. Bachelder’s compensation as CEO and President can be found in the Summary Compensation Table above.

The following table includes information regarding the compensation paid to our non-employee Directors for 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Krishnan Anand	45,000	84,445	129,445
Victor Arias, Jr.	60,000	84,445	144,445
Carolyn Hogan Byrd	52,500	84,445	136,945
John M. Cranor, III	150,000	84,445	234,445
R. William Ide, III	45,000	84,445	129,445
Joel K. Manby	30,000	60,315	90,315
Kelvin J. Pennington	60,000	84,445	144,445
Martyn R. Redgrave	26,250	50,239	76,489

(1)	The amounts shown in this column include annual cash retainers and committee chairmanship fees.

(2)	Amounts in this column are calculated utilizing the grant date fair value of restricted stock units under FASB ASC Topic 718. The grant date fair values of the restricted stock unit awards are calculated using the Nasdaq Global Market closing price on the date of grant. See Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 29, 2013, regarding assumptions underlying valuation of equity awards. The actual grant date fair value of restricted stock units differs from the estimated grant date fair value of $85,000 as the actual grant amount for each director was calculated by dividing the value of $85,000 by the 30 day average of our closing stock price prior to the date of the grant.

The following table reflects the unvested restricted stock units held by our non-employee directors as of December 29, 2013:

Krishnan Anand	12,783
Victor Arias, Jr.	35,715
Carolyn Hogan Byrd	35,715
John Cranor III	33,832
R. William Ide, III	35,715
Joel K. Manby	1,459
Kelvin Pennington	35,715
Martyn R. Redgrave	1,160

COMPENSATION COMMITTEE REPORT

The People Services (Compensation) Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the 2014 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 29, 2013 filed with the Securities and Exchange Commission.

The People Services (Compensation) Committee

Victor Arias, Jr., Chair Krishnan Anand Kelvin J. Pennington

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 29, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
2002 Incentive Stock Plan	1,083	$10.65	0
2006 Incentive Stock Plan	565,186	$14.60	1,241,005
Equity compensation plans not approved by security holders:	0	N/A	0

Total	566,269	$14.59	1,241,005

(1)	During 2005, in connection with the declaration of a special cash dividend, our Board of Directors approved adjustments to outstanding options under our Employee stock option plans. The modifications adjusted the exercise price and the number of shares associated with each employee’s outstanding stock options to preserve the value of the options after the special cash dividend. We did not recognize a charge as a result of the modifications because the intrinsic value of the awards and the ratio of the exercise price to the market value per share for each award did not change.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 28, 2014. PwC also served as our independent registered public accounting firm to audit our consolidated financial statements for the years ending December 29, 2013 and December 30, 2012. A representative of PwC will be present at the annual meeting of shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareholders. Notwithstanding the ratification, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our shareholders. In the event that the appointment of PwC is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our shareholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shareholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as a “say on pay”, and provides you, as a shareholder, with the ability to cast a vote with respect to our 2013 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this Proxy Statement through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our named executive officers reflects the following principles of our compensation program:

•	Attract and retain qualified management;

•	Be competitive with comparable employers; and

•	Align management’s incentives with the long-term interests of our shareholders.

Although the vote is non-binding, the People Services (Compensation) Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with shareholders to better understand the concerns that influenced the vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION.

GENERAL

Compensation Committee Interlocks and Insider Participation

For fiscal 2013, the People Services (Compensation) Committee established the compensation for all our executive officers.

During fiscal 2013, Messrs. Anand, Arias and Pennington were members of the People Services (Compensation) Committee. None of our executive officers currently serve on the compensation committee or Board of Directors of any other company of which any member of our People Services (Compensation) Committee is an executive officer.

Related Party Transactions

In accordance with our Corporate Governance and Nominating Committee charter, our Corporate Governance and Nominating Committee is responsible for assisting the Board with its responsibilities for oversight of the Company’s Honor Code, which includes policies relating to conflicts of interest. Although we have not entered into any related party transactions that meet the requirements for disclosure in this proxy statement, if there were to be such a transaction, it would need to be approved by our Corporate Governance and Nominating Committee and the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal 2013, all of our directors, executive officers and greater than 10% beneficial owners complied with these requirements except that Form 4s reporting the vesting of awards of restricted stock to each of our executive officers based upon meeting performance goals, but still subject to vesting upon continued employment, were filed late.

Shareholder Proposals

To be eligible to include a shareholder proposal in our proxy statement for the 2015 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the shareholder proposal on or before December 23, 2014.

Under our bylaws, a shareholder is eligible to submit a shareholder proposal outside the processes of Rule 14a-8 if the shareholder is of record based on the record date for determining shareholders entitled to vote at the annual meeting. The shareholder also must provide timely notice of the proposal to us. To be timely under our bylaws, we must receive advance notice of the proposal by January 22, 2015 (120 days before May 22, 2015, the anniversary of our 2014 Annual Meeting) or, if the 2015 Annual Meeting date is more than 30 days before or after May 22, 2015, advance notice of the proposal must be received not less than 120 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of the 2015 Annual Meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Any shareholder proposal notice must comply with the content and other requirements for such notices specified in our bylaws.

All written proposals should be submitted to Popeyes Louisiana Kitchen, Inc., Attention: Corporate Secretary, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346.

GENERAL

Solicitation by Board; Expenses of Solicitation

Our Board of Directors has sent you this proxy statement and your proxy is solicited by our Board of Directors. Our directors, officers and associates may solicit proxies by telephone or in person, without additional compensation. We will pay for the expense of soliciting proxies, including the fees and expenses of brokers and other nominees who forward proxies and proxy materials to our shareholders so they can vote their shares.

Availability of Form 10-K and Annual Report to Shareholders

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers and other nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 (not including documents incorporated by reference), are available without charge to shareholders upon written request to Popeyes Louisiana Kitchen, Inc., Attention: Investor Relations, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346, by calling (404) 459-4450 or on our website at http://investor.popeyes.com.

Householding

We have adopted a procedure approved by the SEC called “householding” under which multiple shareholders who share the same last name and address will receive only one copy of the proxy statement and Annual Report to shareholders unless we receive contrary instructions from one or more of the shareholders. If you wish to opt out of householding and continue to receive multiple copies of the proxy materials at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us at: Popeyes Louisiana Kitchen, Inc., Attention: Investor Relations, 400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia 30346, or by calling our Corporate Secretary, Harold M. Cohen, at (404) 459-4450.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on May 22, 2014.
Vote by Internet
• Go to www.investorvote.com/PLKI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1.

1. Election of Directors:	01 - Krishnan Anand 05 - John M. Cranor, III	02 - Victor Arias, Jr. 06 - R. William Ide, III	03 - Cheryl A. Bachelder 07 - Joel K. Manby	04 - Carolyn Hogan Byrd 08 - Martyn R. Redgrave	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

B	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2 AND ITEM 3.

	For	Against	Abstain		For	Against	Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as PLKI’s independent registered public accounting firm for the fiscal year ending December 28, 2014.	☐	☐	☐	3. Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐

4. To transact such other business properly coming before the meeting or any adjournment thereof.

C	Non-Voting Items

Change of Address — Please print new address below.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign EXACTLY as your name(s) appears hereon. If shares are held jointly, each joint owner should sign. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the shareholder is a corporation or partnership, please sign the full corporate or partnership name by a duly authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01U19B

2014 Annual Shareholders Meeting

Admission Card

You should bring this Admission Card to the Annual Meeting to be admitted.

Only the shareholder whose name appears on this card will be admitted.

Due to space limitation, admission to the meeting will be on a first-come, first-served basis.

Registration will begin at 8:00 A.M.

Thursday, May 22, 2014, 8:30 A.M. Local Time

Hilton Garden Inn Atlanta Perimeter

1501 Lake Hearn Drive

Atlanta, Georgia 30319

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to Computershare Trust Company, N.A., P.O. Box 43101, Providence, RI 02940-3070, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.

Please fold and detach card at perforation before mailing.

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The proxy statement and annual report are available at:

www.edocumentview.com/PLKI

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — POPEYES LOUISIANA KITCHEN, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POPEYES LOUISIANA KITCHEN, INC.

The undersigned hereby appoints Peter H. Ward and Harold M. Cohen, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of Popeyes Louisiana Kitchen, Inc. that the undersigned would be entitled to vote on the matters described in the accompanying Proxy Statement and Notice of 2014 Annual Shareholders Meeting, receipt of which is hereby acknowledged, and upon any other business which may properly come before the Annual Meeting to be held at the Hilton Garden Inn Atlanta Perimeter,1501 Lake Hearn Drive, Atlanta, Georgia 30319, on Thursday, May 22, 2014 at 8:30 a.m., local time, or any adjournment thereof. This proxy, if properly executed and delivered, will revoke all prior proxies.

The proxies shall vote subject to the directions indicated on this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting or any adjournment thereof. The proxies will vote as the Board of Directors recommends where a choice has not been specified. If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The proxies cannot vote your shares unless you sign, date and return this proxy card.

IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, PLEASE SIGN, DATE AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE.